Exhibit 99.3

Contact:
J. Cameron Drecoll, CEO	FOR CLIENT REVIEW ONLY
630-637-0315	Draft Date: April 24, 2008
Cam.Drecoll@broadwindenergy.com

Broadwind Energy raises $100 million in Equity Financing

-BROADWIND TO ACCELERATE EXPANSION OF EXISTING RENEWABLES BUSINESSES AND PURSUE ADDITIONAL ACQUISITIONS

Naperville, Ill. (April 25, 2008) – Broadwind Energy, Inc. (BWEN-OTC) announced today it has entered into definitive agreements to raise approximately $100 million through the direct sale of common stock to investment funds managed by Tontine Associates, LLC.

In addition, Broadwind has entered into non-binding letter of intent with a strategic partner for additional financing. The agreement will be announced if and when a definitive financing agreement is completed.

With the Tontine proceeds, Broadwind will accelerate its current expansion plans, invest in working capital to accommodate production growth expectations and finance potential acquisitions.

“We are extremely pleased that Tontine and one of our long-term strategic partners have expressed their confidence in Broadwind’s value and growth potential,” said Broadwind CEO J. Cameron Drecoll. “This significant investment will accelerate our pursuit of becoming the premier provider of components and services to the wind industry.”

The Capital Raising Transaction

In the capital raising transaction, Broadwind will sell approximately 12.5 million shares. The financing is subject to regulatory approval and is expected to close in the second quarter of 2008.  Thomas Weisel Partners issued a fairness opinion in connection with the Tontine Associates investment.

Accelerating Expansion Strategy

“In addition to providing us with expansion capital, this investment provides working capital that will allow our platform companies to hire the people we need to meet our customers’ expectations for industry leaders,” said Lars Moller, Broadwind’s chief operating officer.

Moller added that Broadwind intends to continue expanding its component manufacturing and service offerings through additional locations and complementary acquisitions. As an example, he cited the expansion of Energy Maintenance Services with its second regional operations center, in Abilene, Texas, for servicing the wind energy market.

He also said Broadwind intends to take several steps to further accelerate its renewables growth strategy:

•                  Invest in additional regional operations and maintenance centers in a “hub and spoke” strategy to service the growing wind energy market.

•                  Expand gear and tower production capacities at current locations and through “greenfield” facilities strategically located throughout North America.

•                  Hire additional employees at corporate and platform levels.

•                  Continue to acquiring businesses that complement Broadwind’s growth strategy.

“A rapidly growing supplier of components and services to the wind industry, such as Broadwind, has significant capital needs,” said Matt Gadow, Broadwind chief financial officer. “From our planned unit exchange program in our operations and maintenance subsidiary to our materials purchasing in our manufacturing platforms, this capital will accelerate our plans and provide us strategic advantages in what has been a fragmented industry.”

Financial and Accounting

•                  Broadwind filed its Form 10-KSB on April 15, 2008. The company encourages investors and potential investors to read it and other SEC filings carefully.

•                  The company plans to file an 8-K shortly, along with the related financing documents of the capital raising transactions and this press release.

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About Broadwind Energy, Inc.

Broadwind Energy, Inc. (BWEN-OTC), Naperville, Ill., owns, supports and strategically positions companies that manufacture, install and maintain components for energy and infrastructure-related industries with a primary emphasis on the wind energy sector. The company’s operational platforms include wind tower manufacturing, other heavy steel manufacturing, service and construction and precision gear manufacturing. Its platform companies currently include Brad Foote Gear Works, Inc., a precision gearing systems manufacturer in Cicero, Ill.; Energy Maintenance Service (EMS), a wind energy operation and maintenance service provider in Gary, S.D.; RBA Inc., a heavy weld and machining fabricator in Manitowoc, Wis.; and Tower Tech Systems, Inc., a wind tower manufacturer in Manitowoc, Wis. Broadwind and its platform companies employ approximately 800 people across the United States. For more information, visit www.broadwindenergy.com.

Forward Looking Statements

Certain statements found in this press release may constitute forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. Such statements are generally identifiable by the terminology used, such as “anticipate,” “believe,” “intend,” “expect,” “plan,” or other similar words. Our forward-looking statements in this release relate to the planned investments, acquisitions, and expansion associated with the financing agreement. Although it is not possible to foresee all of the factors that may cause actual results to differ from our forward-looking statements, such factors include, among others, the following: (i) unforeseen delays, costs or liabilities arising in connection with the expansions and acquisitions by us under the agreement; (ii) fluctuations in general economic conditions; (iii) those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB); and (iv) our ability to successfully remediate internal control deficiencies. Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.